Exhibits 5.1 and 23.1

OPINION OF DAVIS POLK & WARDWELL LLP

April 1, 2014

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

Solazyme, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-194808) (the “Initial Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and a Registration Statement on Form S-3 (File No. 333-194834) (together with the Initial Registration Statement, the “Registration Statement”) pursuant to Rule 462(b) under the Securities Act, for the purpose of registering certain securities, including (a) 5,750,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of the Company and (b) $149,500,000 aggregate principal amount of the Company’s 5.00% Convertible Senior Subordinated Notes due 2019 (the “Convertible Notes”), including an indeterminate number of shares of Common Stock issuable upon conversion of the Convertible Notes (the “Underlying Securities”).

The Convertible Notes are to be issued pursuant to the provisions of the indenture dated as of April 1, 2014 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and are convertible on the terms set forth in the Indenture into the Underlying Securities. The Shares are being offered and sold pursuant to the underwriting agreement (the “Equity Underwriting Agreement”) dated as of March 25, 2014 among the Company and the several underwriters named therein (the “Equity Underwriters”) and the Convertible Notes are being offered and sold pursuant to the underwriting agreement dated March 25, 2014 (the “Debt Underwriting Agreement”) between the Company and the underwriter named therein (the “Debt Underwriter”). The Shares include 750,000 shares of Common Stock that the Equity Underwriters have elected to purchase pursuant to the option provided by the Equity Underwriting Agreement and the Convertible Notes include $19,500,000 aggregate principal amount of Convertible Notes that the Debt Underwriter has elected to purchase pursuant to the option provided by the Debt Underwriting Agreement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	When the Shares have been issued and delivered against payment therefor in accordance with the terms of the Equity Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	When the Convertible Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Debt Underwriter pursuant to the Debt Underwriting Agreement, the Convertible Notes will constitute the valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (w) the enforceability of any waiver of rights under any usury or stay law, (x) the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above, (y) the validity, legally binding effect or enforceability of Section 14.03 of the Indenture or any related provision in the Convertible Notes that requires or relates to adjustments to the conversion rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Convertible Notes to the extent determined to constitute unearned interest.

3.	When any Underlying Securities are issued and delivered upon conversion of the Convertible Notes in accordance with the terms of the Convertible Notes and the Indenture, such Underlying Securities will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that the Indenture and the Convertible Notes (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk and Wardwell LLP